                                                                   EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 18, 1997, is by and among STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), SBI ACQUISITION CORP., a Texas corporation and a wholly owned subsidiary of Sterling ("Merger Subsidiary") and FIRST HOUSTON BANCSHARES, INC., a Texas corporation and a registered bank holding company under the BHCA ("First Houston"). Capitalized terms not otherwise defined herein shall have the meanings ascribed in Article I.

                                  WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire First Houston through the merger of Merger Subsidiary with and into First Houston, or by such other means as provided for herein (the "Merger"); and

         WHEREAS, pursuant to the Merger, each issued and outstanding share of First Houston Capital Stock will be converted into shares of Sterling Common Stock upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, for federal income tax purposes the Merger is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Code; and

         WHEREAS, for accounting purposes it is intended that the Merger be accounted for as a pooling of interests in accordance with APB Opinion 16; and

         WHEREAS, (i) the respective Boards of Directors of Sterling, Merger Subsidiary and First Houston have each determined that this Agreement, the Merger and the transactions contemplated hereby and thereby are in the best interests of their respective company and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) the Board of Directors of First Houston has unanimously (a) determined that the consideration to be paid for the outstanding shares of First Houston Common Stock is fair to the shareholders of First Houston and (b) resolved to recommend to the shareholders of First Houston that they vote in favor of adoption of this Agreement and (iii) Sterling, as the sole stockholder of Merger Subsidiary, has approved and adopted this Agreement, the Merger and the transactions contemplated hereby and thereby; and

         WHEREAS, immediately after the Merger, Sterling intends to contribute the capital stock of the Surviving Corporation to Sterling Bancorporation, a Delaware corporation and a wholly owned subsidiary of Sterling ("Bancorporation"); and
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         WHEREAS, Sterling, Merger Subsidiary and First Houston desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                 "Acquisition Proposal" shall have the meaning set forth in
Section 8.13.

                 "Acquisition Transaction" shall have the meaning set forth in
Section 8.13.

                 "Adjustment Amount" shall have the meaning set forth in
Section 3.02(a).

                 "Adjustment Date" shall have the meaning set forth in Section 3.02(a).

                 "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                 "Agreement" shall have the meaning set forth in the introduction to this Agreement and Plan of Merger.

                 "Allowance" shall have the meaning set forth in Section 5.08.

                 "Altair" shall have the meaning set forth in Section 9.03(f).

                 "Approvals" shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

                 "Average Closing Price" shall have the meaning set forth in
Section 10.01(g).

                 "Authorizations" shall have the meaning set forth in Section 5.01.

                 "BHCA" shall have the meaning set forth in the introduction to this Agreement.





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                 "Bancorporation" shall have the meaning set forth in the
recitals to this Agreement.

                 "Closing" shall have the meaning set forth in Section 2.02.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Commissioner" shall mean the Texas Banking Commissioner.

                 "Condition" shall have the meaning set forth in Section 5.01.

                 "D&T" shall have the meaning set forth in Section 3.02(c)

                 "Deferred Compensation Agreement" shall have the meaning set forth in Section 7.03.

                 "Dissenting Shares" shall have the meaning set forth in
Section 3.01(f).

                 "Effective Time" shall have the meaning set forth in Section 2.03.

                 "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of First Houston, its subsidiaries and any dependent or spouse thereof.

                 "Environmental Law" shall have the meaning set forth in
Section 5.25.

                 "ERISA" shall have the meaning set forth in Section 5.12(a).

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Exchange Agent" shall have the meaning set forth in Section 4.01.

                 "Exchange Ratio" shall having the meaning set forth in Section 3.02(b).

                 "Expenses" shall have the meaning set forth in Section 8.14.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.

                 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.





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                 "Final Sterling Book Value" shall mean the quotient of the total consolidated shareholders' equity of Sterling at the Adjustment Date as determined in accordance with GAAP, divided by the total number of shares of Sterling Common Stock outstanding on the Adjustment Date (determined on a fully diluted basis).

                 "First Adjustment Amount" shall have the meaning set forth in
Section 3.02(a).

                 "First Houston" shall have the meaning set forth in the introduction to this Agreement.

                 "First Houston Benefit Plans" shall have the meaning set forth in Section 5.12(a).

                 "First Houston Board" shall mean the Board of Directors of First Houston.

                 "First Houston Capital Stock" shall mean collectively the First Houston Common Stock and First Houston Preferred Stock.

                 "First Houston Common Stock" shall mean the common stock, par value $1.00 per share, of First Houston.

                 "First Houston Disclosure Schedule" shall mean that document containing the written detailed information prepared and delivered by First Houston to Sterling prior to the execution of this Agreement.

                 "First Houston ERISA Plan" shall have the meaning set forth in
Section 5.12(a).

                 "First Houston 401(k) Plan" shall mean the Houston National Bank 401(k) Savings Plan established January 1, 1991.

                 "First Houston Financial Statements" shall have the meaning set forth in Section 5.05(a).

                 "First Houston Material Adverse Effect" shall have the meaning set forth in Section 5.01.

                 "First Houston Stock Options" shall have the meaning set forth in Section 3.01(f).

                 "First Houston Preferred Stock" shall mean the Preferred Stock, par value $40.00 per share, of First Houston.

                 "First Houston Projected Earnings" shall mean the product of
(i) $126,500 multiplied by (ii) the number of calendar months from January 1, 1997 to the Adjustment Date.





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                 "First Houston Stock Plan" shall have the meaning set forth in
Section 5.12(a).

                 "First Houston Unexercised Options" shall mean the First Houston Stock Options that are unexercised and outstanding on the Adjustment Date.

                 "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

                 "Indemnified Party" shall have the meaning set forth in
Section 8.07.

                 "Index" shall have the meaning set forth  in Section 10.01(g).

                 "Known Adjustments" shall have the meaning assigned to such term in Section 3.02(a) hereof.

                 "Initial First Houston Designee" shall have the meaning set forth in Section 8.17.

                 "Liens" shall have the meaning set forth in Section 5.03.

                 "Maximum Amount" shall have the meaning set forth in Section 8.07.

                 "Merger" shall have the meaning set forth in the recitals to this Agreement.

                 "Merger Consideration" shall mean the shares of Sterling Common Stock issuable in accordance with Sections 3.01(b) and (c), subject to the payment of cash paid in lieu of fractional shares to be issued by Sterling in the Merger in accordance with Sections 3.01(e) and 4.05.

                 "Merger Consideration Adjustment" shall have the meaning set forth in Section 3.02(a).

                 "Merger Subsidiary" shall have the meaning set forth in the recitals of this Agreement.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NASDAQ" shall the National Market System of the National Association of Securities Dealers, Inc.

                 "OCC" shall mean the Office of the Comptroller of the Currency.

                 "Permitted Liens" are (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens,





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restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of First Houston or its Subsidiaries.

                 "Person" or "person" shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                 "Preliminary First Houston Book Value" shall have the meaning set forth in Section 3.02(a).

                 "Preliminary Merger Consideration" shall have the meaning set forth in Section 3.02(a).

                 "Preliminary Sterling Book Value" shall have the meaning set forth in Section 3.02(a).

                 "Pro Forma First Houston Shareholders' Equity" shall mean First Houston's total shareholders' equity as of the Adjustment Date, minus the Known Adjustments.

                 "Proxy Statement" shall have the meaning set forth in Section 5.18.

                 "Registration Statement" shall have the meaning set forth in
Section 5.18.

                 "Regulatory Agreement" shall have the meaning set forth in
Section 5.11(b).

                 "Regulatory Authorities" shall have the meaning set forth in
Section 5.11(b).

                 "Regulatory Reporting Document" shall have the meaning set forth in Section 5.05(a).

                 "Remedies Exception" shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                 "Reports" shall have the meaning set forth in Section 5.17.

                 "Restricted Stock" shall have the meaning set forth in Section 8.08(a).

                 "SEC" shall mean the Securities and Exchange Commission.





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                 "Second Adjustment Amount" shall have the meaning set forth in
Section 3.02(a).

                 "Second First Houston Designee" shall have the meaning set forth in Section 8.17.

                 "Securities Act" shall mean the Securities Act of 1933, as amended.

                 "Securities Laws" shall mean individually and collectively the provisions of applicable state corporate and securities laws, the Securities Act, and the Exchange Act, including but not limited to rules and regulations promulgated thereunder.

                 "Shareholders' Meeting" shall have the meaning set forth in
Section 5.18.

                 "Split Dollar Life Insurance Agreement" shall have the meaning set forth in Section 7.03 hereof.

                 "Sterling" shall have the meaning set forth in the introduction to this Agreement.

                 "Sterling Common Stock" shall mean the common stock, par value $1.00 per share, of Sterling.

                 "Sterling Financial Statements" shall have the meaning set forth in Section 6.04.

                 "Sterling Material Adverse Effect" shall have the meaning set forth in Section 6.01(a).

                 "Sterling SEC Documents" shall have the meaning set forth in
Section 6.04.

                 "Stock Option Plans" shall mean First Houston's 1992, 1994 and 1996 Incentive Stock Option Plans or any other plans pursuant to which stock options or stock awards have been granted by First Houston.

                 "Subsidiary" shall mean, in the case of either Sterling or First Houston, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

                 "Subsidiary Bank Merger" shall have the meaning set forth in
Section 2.04.

                 "Surviving Corporation" shall have the meaning set forth in
Section 2.01.





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
                 "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

                 "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                 "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes First Houston or any of its Subsidiaries.

                 "TBCA" shall mean the Texas Business Corporation Act, as amended.

                 "Termination Fee" shall have the meaning set forth in Section 8.14.

                 "Third Adjustment Amount" shall have the meaning set forth in
Section 3.02(a).


                                 ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

         2.01    Merger.

         (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time Merger Subsidiary shall be merged with and into First Houston. As a result of the Merger, the separate existence of Merger Subsidiary shall thereupon cease, and First Houston shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Sterling shall cause the Board of Directors of Merger Subsidiary (i) to approve this Agreement, the Merger and the transactions contemplated hereunder and thereunder and (ii) to authorize and direct an officer of Merger Subsidiary to execute and deliver a counterpart of this Agreement.

         (b) The articles of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be identical to the articles of incorporation of the Merger Subsidiary





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
as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "First Houston Bancshares, Inc."

         (c) The bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to be identical to the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time.

         (d) The directors of Merger Subsidiary immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of Merger Subsidiary immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         (e) The Merger shall have the effects set forth in Article 5.06 of the TBCA.

         2.02 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Andrews & Kurth L.L.P. in Houston, Texas at 10:00 a.m. on the date that the Effective Time occurs, or at such other time, and at such place, as may be mutually agreed upon by Sterling and First Houston.

         2.03 Effective Time. On the business day selected by Sterling occurring within ten (10) business days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles of merger or certificates of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles or certificates of merger. The time of such filing or such later effective time is herein called the "Effective Time."

         2.04    Reservation of Right to Revise Transaction; Further Actions.

         (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies First Houston in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of First Houston by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of First Houston Common Stock or First Houston Preferred Stock as provided for in this Agreement; (ii) adversely affect the tax treatment to First Houston shareholders as a result of receiving the Merger Consideration; (iii) take the form of an asset purchase; or (iv) adversely affect the timing of the transaction described herein.





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         (b)     In addition, the parties hereto agree that if Sterling so
determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of First Houston by Sterling, including, without limitation, entering into agreements to facilitate the merger of First Houston's banking subsidiary with and into Sterling Bank simultaneously with or promptly following the consummation of the Merger (the "Subsidiary Bank Merger").


                                  ARTICLE III

                   MERGER CONSIDERATION;  EXCHANGE PROCEDURES

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, the shares of the constituent corporations shall be converted as follows:

         (a) Each of the shares of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b)     Except as provided in Section 3.01(d), Section 3.01(e) and
Section 3.01(g), each share of First Houston Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive a fractional number of shares of Sterling Common Stock equal to the Exchange Ratio calculated in accordance with Section 3.02.

         (c) Each share of First Houston Preferred Stock issued and outstanding at the date of this Agreement that has not been converted prior to the Effective Time shall be converted into and become the right to receive the number of shares of Sterling Common Stock equal to the Exchange Ratio, multiplied by a factor of ten (10).

         (d) Each share of First Houston Common Stock and First Houston Preferred Stock held in the treasury of First Houston and each share of First Houston Common Stock and First Houston Preferred Stock owned by Sterling, Bancorporation or any direct or indirect wholly owned Subsidiary of Sterling or First Houston immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

         (e) Notwithstanding any other provision of this Agreement, each holder of shares of First Houston Common Stock or First Houston Preferred Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive or purchase a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with Section 4.05 hereof. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.





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         (f)     At the Effective Time, the stock transfer books of First
Houston shall be closed as to holders of First Houston Common Stock and First Houston Preferred Stock immediately prior to the Effective Time and no transfer of First Houston Common Stock and First Houston Preferred Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the Exchange Agent (as defined in Section 4.01), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Sterling Common Stock and a check representing the amount of cash in lieu of fractional shares, if any, into which the First Houston Common Stock or First Houston Preferred Stock represented thereby was converted as a result of the Merger. Any other provision of this Agreement notwithstanding, neither Sterling, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of First Houston Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. From and after the Adjustment Date, First Houston shall not permit any of the then outstanding options to purchase First Houston Common Stock (the "First Houston Stock Options") to be exercised, and in accordance with Section 7.03 hereof, effective upon consummation of the Merger, each of such First Houston Stock Options shall thereafter constitute the right to purchase, at the exercise price specified therein, such number of shares of Sterling Common Stock as is equal to the product of (i) the number of shares of First Houston Common Stock for which such option was exercisable immediately prior to the Effective Time times (ii) the Exchange Ratio, subject to appropriate adjustment for any stock dividends, splits, or other similar transactions affecting the Sterling Common Stock.

         (g) Notwithstanding anything in this Agreement to the contrary, no share of First Houston Capital Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder; and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, or (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefor. First Houston shall give Sterling (i) prompt notice of any written objections to the Merger submitted to First Houston in accordance with Article 5.12A, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by First Houston relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. First Houston shall not, except with the prior written consent of Sterling,





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voluntarily make any payment with respect to any demands for appraisals of
First Houston Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         3.02 Determination and Adjustment of Merger Consideration and Exchange Ratio.

         (a) Based upon First Houston's estimated book value of total shareholders' equity at December 31, 1996, of $8,318,986 (the "Preliminary First Houston Book Value") and Sterling's estimated book value per fully-diluted share of common stock at December 31, 1996, of $4.82318 (the "Preliminary Sterling Book Value"), all of the issued and outstanding shares of First Houston Capital Stock shall be converted as of the Effective Time into the right to receive an aggregate of 1,724,793 shares of Sterling Common Stock (the "Preliminary Merger Consideration"), subject to the adjustments described below. The Preliminary Merger Consideration shall be adjusted (i) to reflect the respective increase or decrease, as of the month-end preceding the Closing (the "Adjustment Date"), in First Houston's total shareholders' equity and the book value per fully-diluted share of Sterling Common Stock, (ii) in accordance with Annex I hereto (the adjustments set forth on Annex I being herein referred to as the "Known Adjustments") and (iii) in the event that the net income of First Houston for the period from January 1, 1997 until the Adjustment Date is less than the First Houston Projected Earnings. The amount of adjustment to be made to the Preliminary Merger Consideration pursuant to the immediately preceding sentence shall be determined (i) by calculating the sum of the Pro Forma First Houston Shareholders' Equity, minus the Preliminary First Houston Book Value (the "First Adjustment Amount"); (ii) by calculating the product of
(A) the sum of the Final Sterling Book Value, minus the Preliminary Sterling Book Value, times (B) the Preliminary Merger Consideration (the "Second Adjustment Amount"); and (iii) by calculating the amount, if any, by which the net income of First Houston (computed in accordance with GAAP) for the period from January 1, 1997 to the Adjustment Date is less than the First Houston Projected Earnings (the "Third Adjustment Amount"). The Preliminary Merger Consideration will be increased or decreased by the number of shares of Sterling Common Stock (such number of shares being referred to herein as the "Merger Consideration Adjustment") equal to the sum of (in each case rounded to the nearest whole share) (i) the quotient of the First Adjustment Amount, divided by either $13.33, if the First Adjustment Amount is positive, or by the Preliminary Sterling Book Value, if the First Adjustment Amount is negative, plus (ii) the quotient of the Second Adjustment Amount divided by $13.33, provided that, no adjustment will be made to the Preliminary Merger Consideration pursuant to either clause (i) or clause (ii) of this sentence unless the sum of the First Adjustment Amount and the Second Adjustment Amount either (A) equals or exceeds $200,000 or (B) equals or is less than (-$200,000); plus (iii) the quotient of the Third Adjustment Amount divided by $13.33.

         (b) For purposes of this Agreement, the term "Exchange Ratio" shall mean the amount, calculated as of the Adjustment Date, that is equal to the quotient of a fraction, of which (i) the numerator is equal to the sum of
(A) the Preliminary Merger Consideration, plus (B) the Merger Consideration Adjustment, if positive (or minus the Merger Consideration Adjustment, if negative), plus (C) the First Houston Unexercised Options times the weighted average exercise price of such First Houston Unexercised Options divided by the Average Closing Price, and (ii) the denominator is equal to the sum of (A) the total issued and outstanding shares of First Houston Common Stock as of the Adjustment Date,





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
plus (B) the product of the total issued and outstanding shares of First Houston Preferred Stock as of the Adjustment Date, multiplied by ten (10), plus
(C) the number of shares of First Houston Common Stock for which the First Houston Unexercised Options are exercisable.

         (c) From and after the date of this Agreement through the Adjustment Date, each of the parties shall furnish to the other as soon as practicable, but in no event later than the fifteenth (15th) day of each calendar month or, if such fifteenth day is not a business day, on the business day next preceding such fifteenth day, their internal financial statements, prepared in accordance with GAAP, consisting of a monthly and year-to-date consolidated balance sheets, and the corresponding statements of income, shareholders' equity and cash flows. As soon as practicable after the date of Closing is set in accordance with Sections 2.03 and 2.04 hereof, the Adjustment Amount shall be determined as of the Adjustment Date based upon the financial statements prepared and delivered in accordance herewith. If either party disagrees or objects to the other party's calculation of the Adjustment Amount and the parties are unable to reach a resolution within five (5) business days prior to the Closing, Deloitte & Touche LLP ("D&T") shall be engaged to determine the Adjustment Amount and the determination of D&T shall be conclusive and binding on First Houston and Sterling. If the determination of the Adjustment Amount more closely approximates Sterling's calculation, then First Houston shall be responsible for the fees and expenses of D&T and such fees and expenses shall be taken into effect in the final determination of the Adjustment Amount. If the determination of the Adjustment Amount more closely approximates First Houston's calculation, then Sterling shall be responsible for the fees and expenses of D&T.

         3.03 Anti-Dilution Provisions. The Exchange Ratio, the Preliminary Merger Consideration, the Preliminary Sterling Book Value and any other stock based amounts shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Sterling Common Stock where the record date occurs prior to the Effective Time.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

         4.01 Exchange Agent. As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to First Houston (the "Exchange Agent"), for the benefit of the holders of shares of First Houston Capital Stock, for exchange in accordance with this Article IV, through the Exchange Agent, certificates representing the shares of Sterling Common Stock (such shares of Sterling Common Stock, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 3.01 and 3.02 in exchange for outstanding shares of First Houston Capital Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Sterling Common Stock contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         4.02 Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of First Houston Capital Stock (the "Certificates"), other than shares canceled in accordance with Section 3.01(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Houston Common Stock or First Houston Preferred Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Sterling Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sterling Common Stock which such holder has the right to receive pursuant to the provisions of this
Article IV and cash in lieu of fractional shares of Sterling Common Stock as contemplated by Section 3.01(d), and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of First Houston Capital Stock which is not registered in the transfer records of First Houston, a certificate representing the appropriate number of shares of Sterling Common Stock may be issued to a transferee if the Certificate(s) representing such First Houston Capital Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sterling Common Stock and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.01(d) and Section 4.05. The Certificate(s) for First Houston Common Stock or First Houston Preferred Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of First Houston Common Stock or First Houston Preferred Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of First Houston Common Stock or First Houston Preferred Stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of First Houston for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.06. If any certificate for shares of Sterling Common Stock, or any check representing cash or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         4.03 Voting and Dividends. Former shareholders of record of First Houston shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of First Houston Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing First Houston Capital Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of
Section 4.01, each certificate theretofore representing shares of First Houston Capital Stock (other than shares to be canceled pursuant to Section 3.01) shall from and after the Effective Time represent for all purposes only the right to receive shares of Sterling Common Stock and cash, as set forth in this Agreement. No dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of First Houston Capital Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).

         4.04 No Further Ownership Rights in First Houston Capital Stock. All shares of Sterling Common Stock issued upon the surrender for exchange of shares of First Houston Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Sections 3.01(e) and Section 4.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First Houston Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by First Houston on such shares of First Houston Capital Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of First Houston Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

         4.05 No Fractional Shares. No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for First Houston Capital Stock pursuant to this
Article IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of First Houston Capital Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such First Houston Capital Stock for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this
Section 4.05, on behalf of all such holders, of the aggregate fractional shares of Sterling Common Stock issued pursuant to Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Sterling Common Stock delivered to the Exchange Agent by Sterling pursuant to Section 4.01 over (B) the aggregate number of whole shares of Sterling Common Stock to be distributed to holders of First Houston

Capital Stock pursuant to Article III (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of First Houston Capital Stock, shall sell the Excess Securities at the prevailing prices on the NASDAQ. The sale of the Excess Securities by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Sterling shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of First Houston, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of First Houston in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

         4.06 Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Sterling Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of First Houston for nine months after the Effective Time shall be delivered to Sterling, upon demand, and any stockholders of First Houston who have not theretofore complied with this Article IV shall thereafter look only to Sterling for payment of their claim for Sterling Common Stock, and any cash in lieu of fractional shares of Sterling Common Stock.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF FIRST HOUSTON

         First Houston represents and warrants to Sterling, subject to such exceptions and limitations as are set forth below or in the First Houston Disclosure Schedule, as follows:

         5.01 Organization, Standing and Authority. First Houston is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. First Houston is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations or business (the "Condition") of First Houston and any of its Subsidiaries or on the ability of First Houston or its Subsidiaries to consummate the transactions contemplated hereby (a "First Houston Material Adverse Effect"). First Houston has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a First Houston Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. First Houston is duly registered as a bank holding company under the BHCA. First Houston has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a First Houston Material Adverse Effect.

         5.02    First Houston Capital Stock

         (a) At December 31, 1996, the authorized and the issued and outstanding First Houston Capital Stock consisted of the following:

                                                              Issued and
                                    Authorized                Outstanding
                                    ----------                -----------
First Houston Common Stock:          3,500,000                2,098,238
First Houston Preferred Stock:         200,000                   21,375

Since December 31, 1996, First Houston has issued no additional capital stock and has no commitments, options or agreements to issue any additional shares, except as set forth in Section 5.02(a) of the First Houston Disclosure Schedule. At the same date, First Houston had outstanding shares with a par value of $2,953,238, capital surplus of $6,183,614 and an accumulated deficit of $821,754. As of the date hereof, all of the issued and outstanding shares of First Houston Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the First Houston Capital Stock has been issued in violation of any preemptive rights or any provision of First Houston's Articles of Incorporation, as amended, or Bylaws, as amended. As of the date of this Agreement, no shares of First Houston Capital Stock have been reserved for any purpose except as set forth in
Section 5.02(a) of the First Houston Disclosure Schedule.

         (b) Except as set forth in Section 5.02(a) or in Section 5.02(b) of the First Houston Disclosure Schedule, there are no shares of First Houston Capital Stock, or other equity securities of First Houston outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Houston or contracts, commitments, understandings or arrangements by which First Houston is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which First Houston or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of First Houston, except for a transfer to First Houston or any of its wholly owned Subsidiaries and except as set forth in Section 5.02(b) of the First Houston Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of First Houston or any of its Subsidiaries to vote or to dispose of any such shares.

         (c) Except as set forth in Section 5.02(c) of the First Houston Disclosure Schedule, there are no securities required to be issued by First Houston under any First Houston Stock Plan, dividend reinvestment or similar plan.

         5.03 Subsidiaries. Section 5.03 of the First Houston Disclosure Schedule contains a complete list of First Houston's Subsidiaries. Except as provided in Section 5.03 the First Houston Disclosure Schedule, all of the outstanding shares of each Subsidiary are owned by First Houston and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a First Houston Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

         5.04    Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Houston, including unanimous approval of the Merger by the First Houston Board, subject to the approval of the Merger by the shareholders of First Houston to the extent required by applicable law. The First Houston Board has unanimously determined that the Merger is fair to and in the best interests of First Houston and its shareholders and the First Houston Board has unanimously determined to submit this Agreement, the Merger and the transactions contemplated hereby and thereby for approval by the shareholders of First Houston and unanimously recommends that such shareholders approve and adopt same. The only shareholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of First Houston Common Stock voting as a single class and two-thirds of the outstanding shares of First Houston Preferred Stock voting as a single class. This Agreement, subject to any requisite shareholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of First Houston, enforceable against First Houston in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

         (b) Except as set forth in Section 5.04(b) of the First Houston Disclosure Schedule, neither the execution and delivery of this Agreement by First Houston, nor the consummation by First Houston of the transactions contemplated hereby or thereby nor compliance by First Houston with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of First Houston's Articles of Incorporation, as amended, or bylaws, as amended, or (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of First Houston or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would have, individually or in the aggregate, a First Houston Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Houston or its Subsidiaries or any of their properties or assets.

         (c) Other than consents, authorizations, approvals or exemptions required from the Commissioner, the OCC, the FDIC, or the Federal Reserve Board and the filing of a Certificate or Articles of Merger with the Secretary of State of the State of Texas and filings with the SEC, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by First Houston of the Merger and the other transactions contemplated in this Agreement.

         5.05    Financial Statements and Regulatory Reports.

         (a) First Houston (i) has delivered to Sterling copies of the consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of First Houston and its consolidated Subsidiaries as of and for the periods ended December 31, 1995 and December 31, 1996 (the "First Houston Financial Statements"), and (ii) has furnished Sterling with a true and complete copy of each material report filed by First Houston with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 1994 (each a "Regulatory Reporting Document"), which are all the material documents that First Houston was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

         (b) The First Houston Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be in accordance with the books and records of First Houston and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of First Houston and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. First Houston has delivered to Sterling (i) copies of all management letters prepared by D&T and delivered to First Houston since January 1, 1994 and (ii) copies of audited balance sheets and related statements of income, shareholders' equity and cash flows for any Subsidiary of First Houston since January 1, 1994 for which a separate audit has been performed.

         5.06    Absence of Undisclosed Liabilities.        Except as set forth
in Section 5.06 of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the amount of $50,000 in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of First Houston and its Subsidiaries as of December 31, 1996, included in the First Houston Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 1996, in the ordinary course of business consistent with past practice. Except as set forth in the First Houston Disclosure Schedule, since December 31, 1996, neither First Houston nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a First Houston Material Adverse Effect.

         5.07 Tax Matters. Except as set forth in Section 5.07 of the First Houston Disclosure Schedule:

         (a) All Tax Returns required to be filed by or on behalf of First Houston or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such returns filed are complete and accurate in all material respects and all Taxes shown as due on those Tax Returns have been paid.

         (b) First Houston is not involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

         (c) Neither First Houston nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (d) Adequate provision for any Taxes due or to become due for First Houston and any of its Subsidiaries for any period or periods through and including December 31, 1996, has been made and is reflected on the December 31, 1996 financial statements included in the First Houston Financial Statements. Deferred Taxes of First Houston and its Subsidiaries have been provided for in the First Houston Financial Statements in accordance with GAAP.

         (e) First Houston and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. First Houston and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

         (f) Neither First Houston nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         (g) No consent has been filed under Section 341(f) of the Code with respect to First Houston or any of its Subsidiaries; none of the Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code, and no elections under Section 338(g) of the Code, protective carryover basis elections or offset prohibition elections are applicable to First Houston or any of its Subsidiaries; neither First Houston nor any of the Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; neither First Houston nor any of the Subsidiaries owns no interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; no election under
Section 1504(d) of the Code has been made with respect to First Houston or any of its Subsidiaries; none of the assets of First Houston or any of its Subsidiaries is required to be treated as being owned by some other person pursuant to Section 168(f)(8) of the Code, neither First Houston nor any of the Subsidiaries is a United States real property holding company under Section 897 of the Code; and no debt of First Houston or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

         5.08 Allowance for Credit Losses. The allowance for credit losses (the "Allowance") shown in the consolidated balance sheet of First Houston and its Subsidiaries as of December 31, 1996, and included in the First Houston Financial Statements, complies in all material respects with GAAP and OCC Bank Circular 201 (and comparable regulations applicable to First Houston).

         5.09 Other Tax and Regulatory Matters. Neither First Houston nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) materially impede or delay receipt of any approval referred to in Section 9.01(b) or (iii) prevent the Merger and the other transactions contemplated hereby from qualifying as a pooling of interests for purposes of APB Opinion 16.

         5.10 Properties. Except as disclosed in any Regulatory Reporting Document filed since December 31, 1994 and prior to the date hereof and except for Permitted Liens and Liens arising in the ordinary course of business after the date hereof, First Houston and its Subsidiaries have good and indefeasible title, free and clear of all Liens that are material to the Condition of First Houston and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the First Houston Financial Statements as being owned by First Houston and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of First Houston or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. Except where a failure to maintain would not have a First Houston Material Adverse Effect, substantially all of First Houston's and First Houston's Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted.

         5.11    Compliance with Laws.

         (a) Except as set forth in Section 5.11(a) of the First Houston Disclosure Schedule, each of First Houston and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will not result in a First Houston Material Adverse Effect.

         (b) Except as set forth in Section 5.11(b) of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the OCC, the FDIC, the SEC and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1,1994, any of First Houston or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of First Houston or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of First Houston or any of its Subsidiaries, (iii) requiring or threatening to require First Houston or any of its Subsidiaries, or indicating that First Houston or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of First Houston or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of First Houston or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

         (c) Except as set forth in Section 5.11(c) of the First Houston Disclosure Schedule, since January 1, 1994, neither First Houston nor any of its Subsidiaries has been a party to any effective Regulatory Agreement or memorandum of understanding.

         (d) Neither First Houston nor any of its Subsidiaries is required by Section 32 of Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer.

         5.12    Employee Benefit Plans.

         (a) First Houston has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated, and trust agreements and insurance contracts under or with respect to which First Houston or any of its Subsidiaries has or could have any liability, contingent, secondary or otherwise (collectively, the "First Houston Benefit Plans"). Any of the First Houston Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Houston ERISA Plan." Any of the First Houston Benefit Plans pursuant to which First Houston is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of First Houston or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of First Houston or any of its Subsidiaries, is referred to herein as a "First Houston Stock Plan." No First Houston Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. First Houston has set forth in Section 5.12 of the First Houston Disclosure Schedule (i) a list of all of the First Houston Benefit Plans, (ii) a list of the First Houston Benefit Plans that are First Houston ERISA Plans,
(iii) a list of the First Houston Benefit Plans that are First Houston Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the First Houston Stock Plans.

         (b) Except as set forth in Section 5.12(b) of the First Houston Disclosure Schedule, from their inception, all First Houston Benefit Plans have been and are in substantial compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans, the breach or violation of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         (c) All liabilities (contingent or otherwise) under any First Houston Benefit Plan are fully accrued or reserved against in the First Houston Financial Statements in accordance with GAAP. No First Houston ERISA Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

         (d) Neither First Houston nor any of its Subsidiaries has any obligations for retiree health or other welfare benefits under any First Houston Benefit Plan or otherwise, except as set forth in the First Houston Disclosure Schedule. There are no restrictions on the rights of First Houston or its Subsidiaries to unilaterally amend or terminate any such First Houston Benefit Plan at any time without incurring any material liability thereunder.

         (e) Except as set forth in Section 5.12 of the First Houston Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any First Houston Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Houston Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any First Houston Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

         5.13    Commitments and Contracts.  Except as set forth in Section
5.13 of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

         (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which either (i) are terminable at will by First Houston or such Subsidiary or (ii) do not involve payments with a present value of more than $10,000 by First Houston or such Subsidiary during the remaining term thereof without giving effect to extensions or renewals of the existing term thereof that may be made at the election or with the consent or concurrence of First Houston);

         (b)     any labor contract or agreement with any labor union;

         (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of First Houston or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which First Houston or its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

         (d) any other contract or agreement for which First Houston or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or consummating the transactions contemplated thereby;

         (e) any real property lease with annual rental payments aggregating $5,000 or more;

         (f) any contract requiring the payment of any penalty, termination or other additional amounts as "change of control" payments or otherwise as a result of transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a "change of control" or otherwise as a result of the transactions contemplated by this Agreement;

         (g) any agreement with respect to (i) the acquisition of any bank branches or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches which would require additional payments by First Houston after the date of this Agreement; or

         (h) any outstanding interest rate exchange or other derivative contracts.

         5.14    Material Contract Defaults.  Except as set forth in Section
5.14 of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which First Houston or any of its Subsidiaries is a party or by which First Houston or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those breaches, violations or defaults which would not have, individually or in the aggregate, a First Houston Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default.

         5.15 Legal Proceedings. Except as set forth in Section 5.15 of the First Houston Disclosure Schedule, there are no claims or charges filed with, or Proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the best knowledge of First Houston's management, threatened against First Houston or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither First Houston nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a First Houston Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         5.16 Absence of Certain Changes or Events Since December 31, 1994, except (i) as disclosed in any Regulatory Reporting Document filed since December 31,1994 and prior to the date hereof or (ii) as set forth in Section
5.16 of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries has (A) incurred any liability which has had a First Houston Material Adverse Effect, (B) suffered any change in its Condition which would have a First Houston Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (C) failed to operate its business consistent in all material respects in the ordinary course in accordance with past practice, or (D) changed any accounting practices.

         5.17 Reports. Since January 1, 1994, First Houston and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with (i) the Federal Reserve Board,
(ii) the OCC, (iii) the FDIC, and (iv) any other applicable federal, state, municipal, local or foreign government, securities, banking, savings and loan or other governmental or regulatory authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1994, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by First Houston for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by Sterling under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by First Houston to solicit any required approval of its shareholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the shareholders of First Houston, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of First Houston to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Shareholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. The Proxy Statement, insofar as it relates to information supplied by First Houston for inclusion therein, will comply as to form in all material respects with the applicable provisions of the Securities Laws. All documents that First Houston is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. The information which is deemed to be set forth in the First Houston Disclosure Schedule by First Houston for the purposes of this Agreement is true and accurate in all material respects.

         5.19 Insurance. First Houston and each of its Subsidiaries are presently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of First Houston and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of First Houston or any of its Subsidiaries is a named insured are sufficient for their purpose.

         5.20 Labor. No material work stoppage involving First Houston or its Subsidiaries is pending or, to the best knowledge of First Houston's management, threatened. Neither First Houston nor any of its Subsidiaries is involved in, or, to the best knowledge of First Houston's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of First Houston and its Subsidiaries are not represented by any labor union, and, to the best knowledge of First Houston's management, no labor union is attempting to organize employees of First Houston or any of its Subsidiaries.

         5.21    Material Interests of Certain Persons.  Except as set forth in
Section 5.21 of the First Houston Disclosure Schedule, no executive officer or director of First Houston, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of First Houston or any of its Subsidiaries.

         5.22 Registration Obligations. Neither First Houston nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         5.23 Brokers and Finders. Except as set forth in Section 5.23 of the First Houston Disclosure Schedule, neither First Houston nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Houston or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         5.24 State Takeover Laws. To the best of First Houston's knowledge, the transactions contemplated by this Agreement are exempt from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         5.25 Environmental Matters. To the best of First Houston's knowledge, neither First Houston, any of its Subsidiaries, nor any properties owned or operated by First Houston or any of its Subsidiaries or held as collateral by any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of First Houston's management, threatened relating to the liability of any properties owned or operated by First Houston or any of its Subsidiaries under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a First Houston Material Adverse Effect.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         5.26 First Houston Action. The First Houston Board of Directors (at a meeting duly called and held on March 13, 1997) unanimously (a) determined that the Merger is fair to and in the best interests of First Houston and its shareholders, (b) approved this Agreement and the Merger in accordance with the TBCA, (c) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby by First Houston's shareholders and (d) directed that this Agreement and the Merger be submitted to First Houston's shareholders for approval.


                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF STERLING

         Each of Sterling and Merger Subsidiary represent and warrant to First Houston as follows:

         6.01    Organization Standing and Authority.

         (a) Each of Sterling and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Sterling and Merger Subsidiary is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling or the Merger Subsidiary to consummate the transactions contemplated hereby (a "Sterling Material Adverse Effect"). Each of Sterling and Merger Subsidiary has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Sterling and its Subsidiaries on a consolidated basis. Since its formation, Merger Subsidiary has not conducted any business other than in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. At the Effective Time, Sterling will directly own all of the issued and outstanding shares of Merger Subsidiary's capital stock.

         (b) Bancorporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to perform the applicable terms of this Agreement.

         6.02 Sterling and Merger Subsidiary Capital Stock. The authorized capital stock of Sterling consists of 20,000,000 shares of Sterling Common Stock and 1,000,000 shares of Sterling Preferred Stock. As of the date hereof, there were outstanding approximately 11,999,643 shares of Sterling Common Stock and 88,380 shares of Sterling Preferred Stock and no other shares of capital stock of any class. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and owned by Sterling. All of the issued and outstanding shares of Sterling Capital Stock and Merger Subsidiary capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         6.03    Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Sterling and Merger Subsidiary, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of each of Sterling and Merger Subsidiary, enforceable against Sterling and Merger Subsidiary in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by Sterling or Merger Subsidiary, nor the consummation by Sterling or Merger Subsidiary of the transactions contemplated hereby or thereby nor compliance by Sterling or Merger Subsidiary with any of the provisions hereof or thereof will
(i) conflict with or result in a breach of any provision of Sterling's Articles of Incorporation, as amended, or restated bylaws or the articles of incorporation or bylaws of Merger Subsidiary or (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of any of Sterling or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its Subsidiaries or any of their properties or assets.

         6.04 Financial Statements. Sterling (i) has delivered to First Houston copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended September 30, 1996 and December 31, 1995 included in a quarterly report filed on Form 10-Q or an annual report filed on Form 10-K, as the case may be, filed by Sterling pursuant to the rules and regulations of the SEC promulgated thereunder (a "Sterling SEC Document"), and (ii) until the Closing will deliver to First Houston promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any Sterling SEC Documents filed subsequent to the execution of this Agreement (clauses (i) and (ii) collectively, the "Sterling Financial Statements"). The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Sterling and its consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders' equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

         6.05 Sterling SEC Reports. Since January 1, 1994, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto that as an issuer it is required to file with the SEC. No Sterling SEC Document with respect to periods beginning on or after January 1, 1994 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading.

         6.06 Statements True and Correct. None of the information supplied or to be supplied by Sterling for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the shareholders of First Houston, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Sterling is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

         6.07 Common Stock. At the Effective Time, the Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         6.08 Tax and Regulatory Matters. Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) materially impede or delay receipt of any approval referred to in Section 9.0l(b) or (iii) jeopardize the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

         6.09 Litigation. There are no judicial proceedings of any kind or nature pending or, to the knowledge of Sterling, threatened against Sterling before any court or administrative tribunal or before or by any governmental department, agency or instrumentality involving the validity of the Sterling Common Stock or the transactions contemplated by this Agreement.

         6.10 Brokers and Finders. Neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VII

                      CONDUCT OF FIRST HOUSTON'S BUSINESS

         7.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, First Houston shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the First Houston Disclosure Schedule) and (ii) use its best efforts to maintain current customer relationships and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and key Employees.

         7.02 Forbearances. During the period from the date of this Agreement to the Effective Time, First Houston shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling, which consent (in the case of subparagraphs (c), (d), (e), (h) and (o)) shall not be unreasonably withheld (and First Houston shall provide Sterling with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of First Houston or any of its Subsidiaries to First Houston or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular semi-annual cash dividends at a rate not in excess of $1.60 per share of First Houston Preferred Stock, provided that the amount of such dividend shall have been paid or accrued in the financial statements of First Houston on or prior to the Adjustment Date) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than conversion into shares of First Houston Common Stock of shares of First Houston Preferred Stock issued and outstanding as of December 31, 1996), grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

         (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions), any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice;

         (f) modify the terms of any First Houston Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice, or accelerate the vesting of any stock options or other stock-based compensation;

         (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code;

         (h) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

         (i) amend its Articles of Incorporation, as amended, or its bylaws as amended;

         (j) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

         (k) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

         (1) fail to maintain or administer each First Houston Benefit Plan in accordance with all applicable law or timely make all contributions or accruals required thereunder in accordance with GAAP;

         (m) issue any additional shares of First Houston Capital Stock, except for shares of First Houston Common Stock issuable upon (i) the conversion of shares of First Houston Preferred Stock issued and outstanding at December 31, 1996 or (ii) exercise of stock options granted prior to and outstanding at December 31, 1996;

         (n) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in
Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (o) change any methods of accounting from those used in the First Houston Financial Statements;

         (p) take any action that would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes in accordance with APB Opinion 16; or

         (q) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (p) of this
Section 7.02.

         7.03 Plan Terminations; Deferred Compensation Expense Accrual. Prior to the Effective Time, First Houston shall have taken all steps, subject to Sterling's approval, necessary or appropriate so that (i) the Stock Option Plans shall continue in full force and effect after the Merger and all First Houston Stock Options issued and outstanding thereunder shall represent the right to purchase, at the exercise price specified therein, such number of shares of Sterling Common Stock as is equal to the product of the number of shares of First Houston Common Stock subject to purchase thereunder immediately prior to the Merger times the Exchange Ratio and (ii) the First Houston 401(k) Plan shall have been terminated. That certain Deferred Compensation Agreement dated July 6, 1995 (the "Deferred Compensation Agreement"), between Houston National Bank and Charles M. Neff, Jr., and that certain Split Dollar Life Insurance Agreement dated July 6, 1995, between Houston National Bank and Charles M. Neff, Jr. (the "Split Dollar Life Insurance

Agreement") may at First Houston's option (i) be terminated and all obligations of First Houston with respect thereto terminated or (ii) continue in effect after the Effective Time; provided, however, that prior to the Adjustment Date, the expense incurred in terminating and discharging First Houston's obligations or, if not terminated, the net present value of the maximum benefits that may be paid under the Deferred Compensation Agreement discounted at six percent (6%) per annum shall be treated as a Known Adjustment for purposes of determining the Merger Consideration.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.01    Access and Information.

         (a) During the period from the date of this Agreement through the Effective Time:

         (i)     First Houston shall, and shall cause its Subsidiaries to,

                 afford Sterling, and its accountants, counsel and other representatives, full access during normal business hours to the properties, books, contracts, tax returns, commitments and records of First Houston and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and First Houston and its Subsidiaries will cooperate fully with all such reviews and investigations.

         (ii) Sterling shall upon reasonable notice make personnel and copies of its SEC reports available to First Houston and its advisors for purposes of any review or report to the First Houston Board in evaluating the Merger.

         (b) During the period from the date of this Agreement through the Effective Time, First Houston shall furnish to Sterling (i) all Reports referred to in Section 5.17 promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it, and (iii) monthly and other interim financial statements in the form prepared by First Houston for its internal use. During this period, First Houston also shall notify Sterling promptly of any material change in the Condition of First Houston or any of its Subsidiaries.

         (c) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

         (d) Sterling agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than First Houston or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by First Houston or its agent or representative, or (iii) is required to be disclosed to the OCC, the FDIC, the Federal Reserve Board, or any other Regulatory Authority, or is otherwise required to be disclosed by law.
Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to First Houston all documents furnished Sterling for its review and all copies of such documents made by Sterling.

         (e) First Houston shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing of regulatory applications.

         (f) From and after the date of this Agreement, each of Sterling and First Houston shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither Sterling nor First Houston shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

         8.02    Registration Statement; Regulatory Matters.

         (a) Sterling shall (i) prepare and file the Registration Statement and the Proxy Statement with the SEC as soon as is reasonably practicable, (ii) use its best efforts to cause the Registration Statement to become effective, and (iii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. First Houston and its Subsidiaries shall furnish Sterling with all information concerning First Houston, its Subsidiaries and the holders of First Houston Capital Stock as Sterling may reasonably request in connection with the foregoing.

         (b) Sterling and First Houston shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve, the OCC, the FDIC and the Commissioner and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

         8.03    Shareholders' Approval.   First Houston shall, as promptly as
practicable, call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the Merger and related matters. The Shareholders' Meeting shall be held as soon as practicable following the date on which the Registration Statement becomes effective. The Board of Directors of First Houston shall, submit for approval of its shareholders the matters to be voted upon at the Shareholders' Meeting, and shall recommend approval of such matters and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approvals. The covenants under this Section 8.03 are subject to the exercise by the First Houston Board of its fiduciary obligations. First Houston (i) acknowledges that a breach of its covenant contained in this Section 8.03 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling and Merger Subsidiary which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

         8.04 Press Releases. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the NASDAQ.

         8.05 Notice of Defaults. First Houston shall promptly notify Sterling of (i) any material change in its business, operations or prospects,
(ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of litigation involving such party, or (iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time. For purposes of this Section 8.05, the term material litigation shall mean any claim involving $10,000 or more. Upon any such notice, if any event or condition stated in such notice shall entitle Sterling to terminate this Agreement pursuant to
Section 10.01(c), Sterling shall not be entitled to terminate this Agreement by reason thereof unless Sterling exercises such right on or before the later of
(i) the date ten (10) business days after such notification or (ii) the expiration of the cure period described in such Section 10.01(c).

         8.06 Miscellaneous Agreements and Consents; Affiliates Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and First Houston shall, and shall cause each of their respective Subsidiaries to, use their best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or First Houston, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of First Houston to take all such necessary or desirable action. Without limiting the foregoing, First Houston will take such actions as may be reasonably necessary to identity each of its "affiliates" for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement in form and substance satisfactory to Sterling providing that such person shall not sell, pledge, transfer or otherwise dispose of any capital stock to be received by such person as part of the Merger Consideration except in compliance with the applicable provisions of the Securities Act. For a period of not less than three years after the date hereof (or such shorter period of time as may be applicable for such "affiliates" to sell shares of Sterling Common Stock in accordance with Rule 144 under the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

         8.07    Indemnification.

         (a) Sterling shall indemnify, defend, and hold harmless the directors, officers, employees, and agents of First Houston and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA and by First Houston's Articles of Incorporation, as amended, and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of First Houston contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

         (b) Sterling shall use its reasonable efforts (and First Houston shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time First Houston's existing directors' and officers' liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of First Houston given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Sterling shall not be obligated to make premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Houston's directors and officers, 100% of the annual premium payments on First Houston's current policy in effect as of the date of this

Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) If Sterling or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.07.

         (d) The provisions of this Section 8.07 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         (e) Sterling shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.07 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.07 are denied by a court of competent jurisdiction by final and nonappealable order, unless such court determines that Sterling acted in bad faith in refusing such indemnity.

         8.08    Stock Plans; Restricted Stock.

         (a) All restrictions or limitations on transfer with respect to First Houston Common Stock awarded under a First Houston Stock Plan or any other plan, program or arrangement ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the Sterling Common Stock into which such Restricted Stock is converted pursuant to Section 3.01.

         (b) As soon as practicable following the date of this Agreement, the Board of Directors of First Houston shall adopt such resolutions or take such other actions as may be required to effect the following:

                 (i) cause all First Houston Stock Options outstanding immediately prior to the Effective Time of the Merger to be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such First Houston Stock Option, such number of shares of Sterling Common Stock as is specified in Section 7.03;

                 (ii) make such other changes to the Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Sterling).

         (c) As soon as practicable after the Effective Time, Sterling shall deliver to the holders of First Houston Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Option Plans and the agreements evidencing the grants of such First Houston Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 8.08 and Section 7.03 after giving effect to the Merger). Sterling shall comply with the terms of the Stock Option Plans.

         (d) Sterling shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sterling Common Stock for delivery upon exercise of the First Houston Stock Options assumed in accordance with this Section 8.08 and Section 7.03.

         8.09 Certain Change of Control Matters. From and after the date hereof, First Houston shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby or thereby will increase any benefits otherwise payable under any First Houston Benefit Plan except (a) as set forth in Sections 5.12 and 5.13 of the First Houston Disclosure Schedule or (b) for increases made with the prior written consent of Sterling.

         8.10 Stock Exchange Listing. Sterling shall use its best efforts to have the shares of Sterling Common Stock to be issued to holders of First Houston Capital Stock in the Merger included for quotation on NASDAQ prior to the Effective Time.

         8.11 Employee Benefits. As soon as practicable following the Effective Time, Sterling shall provide generally to officers and employees of First Houston and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of First Houston shall be credited under the employee benefit plans of Sterling for their years of "eligibility service" and "vesting service" earned under the First Houston Benefit Plans as if such service had been earned with Sterling, while such officers and employees of First Houston shall be credited with "benefit service" under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under First Houston's health insurance plan shall be covered under Sterling's health insurance plan and, to the extent possible under the terms of Sterling's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling's health insurance plan. First Houston's employees shall not be required to satisfy the deductible and employee payments required by Sterling's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by First Houston.

         8.12 Certain Actions. No party shall take any action which would adversely affect or delay the ability of either Sterling or First Houston to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or jeopardize the treatment of the business combination effected by the Merger as a pooling of interests for accounting purposes under APB Opinion 16.

         8.13    No Solicitation.   (a) Neither First Houston nor any of its
Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and First Houston shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) First Houston may furnish or cause to be furnished confidential and non-public information concerning First Houston and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between First Houston and Sterling dated February 5, 1997), (ii) First Houston may engage in discussions or negotiations with a third party, (iii) following receipt of an Acquisition Proposal, First Houston may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, First Houston's Board of Directors may take and disclose to First Houston's shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, First Houston's Board of Directors may withdraw or modify its recommendation referred to in
Section 5.26, but in each case referred to in the foregoing clauses (i) through
(iv) only to the extent that First Houston's Board of Directors shall conclude in good faith on the basis of advice from Chamberlain, Hrdlicka L.L.P. (or other outside counsel) that such action is required in order for First Houston's Board of Directors to satisfy its fiduciary obligations under applicable law; provided, further, that First Houston's Board of Directors shall not take any of the foregoing actions referred to in clauses (i) through
(iv) until after reasonable notice to and consultation with Sterling with respect to such action and that First Houston's Board of Directors shall continue to consult with Sterling after taking such action and, in addition, if the First Houston Board of Directors receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of First Houston or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then First Houston shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term "Acquisition Proposal" means: (x) any acquisition or purchase of a significant amount of the assets of First Houston and its Subsidiaries on a consolidated basis,

Agreement is terminated either (i) by First or any equity interest in First Houston or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving First Houston or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling and the Merger Subsidiary of the transactions contemplated hereby or (y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to First Houston or any agreement to engage in any of the foregoing. First Houston will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Acquisition Transaction" means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall (A) permit First Houston to terminate this Agreement or (B) permit First Houston or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither First Houston nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.01 sets forth the rights of First Houston to terminate this Agreement.

                 (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of First Houston or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by First Houston or any of its Subsidiaries), or otherwise shall be deemed to be a breach of Section 8.13(a) by First Houston.

         8.14 Termination Fee. To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing the pursuit of other opportunities by Sterling, First Houston and Sterling agree as follows:

         (a) Provided that neither Sterling nor Merger Subsidiary shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by First Houston specifying in reasonable detail the basis of such alleged breach), First Houston shall pay to Sterling the sum of $1,500,000 (the "Termination Fee"), plus reasonable out-of-pocket expenses, not in excess of $500,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by Sterling or any of its affiliates in connection with or arising out of the transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated either (i) by First

Houston under the provisions of Section 10.01(f) or (ii) by Sterling under the provisions of Section 10.01(h). Sterling shall provide First Houston with an itemization of Expenses.

         (b) Any payment required by paragraph (a) of this Section shall become payable within two business days after termination of the Agreement or, in the case of reimbursement to Sterling of the Expenses, promptly after (but in no event later than 3 business days following) delivery to First Houston of the itemization of Expenses.

         (c) First Houston acknowledges that the agreements contained in this Section 8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if First Houston fails to promptly pay the Termination Fee or Expenses when due, First Houston shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate of NationsBank of Texas, National Association as in effect from time to time during such period.

         8.15 Accruals. Prior to the Effective Time and after consultation with Sterling, First Houston shall, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) to bring such policies and practices into line with those presently followed by Sterling, including appropriate increases in its allowance for credit losses; provided, that all such changes or modifications shall be disregarded in determining (i) the truth or correctness of the representations and warranties contained herein, or (ii) except as set forth on Schedule 3.01(a), determining the Adjustment Amount unless such changes are required in order for the financial statement to conform with GAAP.

         8.16 Post-Closing Actions. None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         8.17 Future Board Representations. As soon as practicable following the Effective Time and subject to the Articles of Incorporation, as amended, and bylaws of Sterling, Sterling shall increase the size of its Board of Directors by one and shall appoint or nominate for election to the vacancy on the board of directors of Sterling created thereby one representative designated by the First Houston Board prior to the Effective Time (the "Initial First Houston Designee"), which designee shall serve until the annual meeting of Sterling's shareholders held in 1998 or until his earlier resignation, removal or retirement. Subject to Sterling's Articles of Incorporation and bylaws, each as amended, Sterling agrees to nominate one person (the "Second First Houston Designee") from a list of not less than three candidates identified by the Initial First Houston Designee (which list may include the Initial First Houston Designee) for election to the Board of Directors of Sterling such Second First Houston Designee to be proposed for election at the annual meeting of Sterling's shareholders to be held in 1998 to succeed to the position on Sterling's Board of Directors formerly held by the Initial First Houston Designee. The Second First Houston Designee shall, if approved by the Sterling shareholders at the 1998 annual meeting be elected to serve until the annual meeting of Sterling's shareholders to be held in 1999 or until his earlier resignation, removal or retirement. Sterling further agrees to nominate annually for election to the Board of Directors of Sterling Bank for a period of two years following the Effective Time a person who shall be designated by the Initial First Houston Designee.

         8.18 Certain Agreements. Neither First Houston nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless First Houston's Board of Directors or the board of directors of such Subsidiary concludes in good faith and based upon the advice of Chamberlain, Hrdlicka L.L.P. (or other independent counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. First Houston will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

         8.19 Notification; Updated Disclosure Schedules. First Houston shall give prompt notice to Sterling, and Sterling or Merger Subsidiary shall give prompt notice to First Houston, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the First Houston or the Sterling Disclosure Schedule, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         8.20 Amendment of Articles of Incorporation. At the Shareholders' Meeting, the First Houston Board shall submit for and recommend the approval of the First Houston shareholders an amendment to the Articles of Incorporation of First Houston previously adopted by the First Houston Board deleting paragraph
(h)(4) of the Certificate of Designation establishing and designating the First Houston Preferred Stock. Prior to the Effective Time, First Houston shall so amend its Articles of Incorporation.

         8.21 Allowance for Credit Losses. First Houston shall, for the period from January 1, 1997 through and including the Adjustment Date, make appropriate provisions for an allowance for credit losses which shall be reflected on its consolidated financial statements in an amount equal to 0.5 percent per annum of its total loans outstanding.

                                   ARTICLE IX

                              CONDITIONS TO MERGER

         9.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of Sterling and First Houston to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) Shareholders of First Houston shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and thereby as required under applicable law at the Shareholders' Meeting.

         (b) This Agreement, the Merger and the other transactions contemplated hereby and thereby shall have been approved by the Federal Reserve Board, the OCC, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

         (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

         (d) Neither Sterling nor First Houston shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger.

         (e) The shares of Sterling Common Stock issuable pursuant to the Merger shall have been approved for quotation on the NASDAQ and no such order, decree or conjunction shall have been issued and remain in effect.

         (f) D&T, independent public accountants for Sterling, shall have delivered a letter, dated the date of Closing, addressed to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         (g) D&T, independent public accountants for First Houston, shall have delivered a letter, dated the Closing Date, addressed to First Houston, in form and substance reasonably satisfactory to First Houston, stating that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         9.02 Conditions to Obligations of First Houston to Effect the Merger. The obligations of First Houston to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and except that any representation and warranty not modified by reference to a Sterling Material Adverse Effect that is not true in all respects shall nevertheless be deemed, for purposes of this Section 9.02(a), to be true in all respects unless the failure of such representation or warranty to be so true has had, or is reasonably likely to have, a Sterling Material Adverse Effect and First Houston shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of Sterling to that effect.

         (b) Performance of Obligations. Sterling shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and First Houston shall have received a certificate signed by the chairman and chief executive officer, vice president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 9.01(d).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries in the reasonable and good faith judgment of the First Houston Board; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on NASDAQ shall not be deemed to be a material adverse change if it does not meet the conditions for termination by First Houston specified in Article X. First Houston shall have received a certificate signed by the chairman or the chief executive officer, president or other duly authorized officer of Sterling to that effect.

         (d) Tax Opinion. First Houston shall have received an opinion of Chamberlain, Hrdlicka LLP, counsel to First Houston, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by the shareholders of First Houston to the extent that they receive Sterling Common Stock solely in exchange for their First Houston Common Stock and First Houston Preferred Stock in the Merger.

         9.03 Conditions to Obligations of Sterling to Effect the Merger. The obligations of Sterling to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of First Houston set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and except that any representation and warranty not modified by reference to a First Houston Material Adverse Effect that is not true in all respects shall nevertheless be deemed, for purposes of this Section 9.03(a), to be true in all respects unless the failure of such representation or warranty to be so true has had, or is reasonably likely to have, a First Houston Material Adverse Effect and Sterling shall have received a certificate signed by the chairman or the chief executive officer, president or other duly authorized officer of First Houston to that effect.

         (b) Performance of Obligations. First Houston shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling shall have received a certificate signed by the chairman or the chief executive officer, president or other duly authorized officer of First Houston to that effect and as to the absence of litigation as described in Section 9.01(d).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of First Houston or any of its Subsidiaries, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the financial condition, business, operations or properties of First Houston or any of its Subsidiaries in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by the chairman or the chief executive officer, president or other duly authorized officer of First Houston to that effect.

         (d) Opinion of Counsel. Sterling shall have received an opinion of counsel for First Houston addressed to Sterling and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the First Houston Board and the shareholders of First Houston.

         (e) Opinion of Tax Counsel. Sterling shall have received an opinion of Andrews & Kurth L.L.P., counsel to Sterling, to the effect that neither Sterling nor First Houston will recognize any gain by virtue of consummation of the Merger.

         (f) Dissenting Shares. The number of Dissenting Shares shall not exceed 9.9 percent (9.9%) of the total issued and outstanding shares as of the Effective Time of either class of First Houston Capital Stock.

         (g) Amendment of Articles of Incorporation. First Houston shall have amended its Articles of Incorporation as provided in Section 8.20.

         (h) The agreements of Rule 145 "affiliates" required to be delivered to Sterling pursuant to Section 8.06 shall have been furnished as required by Section 8.06.

                                   ARTICLE X

                                  TERMINATION

         10.01 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby by the shareholders of Sterling and First Houston or both, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

         (a) by mutual consent of the Board of Directors of Sterling and the First Houston Board; or

         (b) by the First Houston Board or the Board of Directors of Sterling if (i) the Federal Reserve, the OCC, the FDIC or the Commissioner has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by October 31, 1997; or

         (c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by First Houston that would cause a failure of the conditions in Section 9.03, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to First Houston; or

         (d) by First Houston (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.02, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

         (e) by Sterling if the shareholders of First Houston fail to approve the Merger at the Shareholders' Meeting; or

         (f) by First Houston if (i) there shall not have been a material breach of any covenant or agreement on the part of First Houston under this Agreement and (ii) prior to the Effective Time, First Houston shall have received a bona fide Acquisition Proposal and the First Houston Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such Alternative Proposal (if consummated pursuant to its terms) would result in an Alternative Transaction that is more favorable to the First Houston shareholders than the Merger ("Superior Proposal") and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.14; or

         (g) by either First Houston or Sterling as provided below upon the occurrence of the following respective events:

         (i) by First Houston by a vote of a majority of the members of the entire First Houston Board, at any time during the ten-day period commencing two days after the Adjustment Date, that both of the following conditions are satisfied: (A) the Average Closing Price of Sterling Common Stock as of the Adjustment Date is less than $10.66 (appropriately adjusted for stock splits or stock dividends effected after the date of this Agreement); and (B) the NASDAQ Composite Bank Index (the "Index") as of the Adjustment Date is not less than 1150; or

         (ii) by Sterling by a vote of a majority of the members of its entire Board of Directors, at any time during the ten-day period commencing two days after the Determination Date, that both of the following conditions are satisfied: (A) the Average Closing Price of Sterling Common Stock as of the Adjustment Date is more than $16.00 (approximately adjusted for stock splits or stock dividends effected after the date of this Agreement); and (B) the NASDAQ Composite Bank Index as of the Adjustment Date is less than 1557.

         For purposes of this Section 10.01(g), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the average of the daily closing sales prices of Sterling Common Stock on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten consecutive trading days in which such shares are quoted on the NASDAQ ending at the close of trading on the Determination Date.

         "Determination Date" shall mean the later to occur of (i) the date on which the Federal Reserve Board (or its delegate) shall have issued its order approving the Merger and (ii) the date that the condition set forth in Section 9.01(a) is satisfied.

         "Index" shall mean the NASDAQ Bank Composite Index.

         (h) by Sterling if the Board of Directors of First Houston shall have (A) resolved to accept a Superior Proposal, or (B) recommended to the shareholders of First Houston that they tender their shares in a tender or exchange offer commenced by a third party or (C) withdrawn or modified, in any manner that is adverse to Sterling or Merger Subsidiary, its recommendation or approval of this Agreement or the Merger or recommended to First Houston shareholders acceptance or approval of any Alternative Proposal, or shall have resolved to do the foregoing.

         10.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.02 and Sections 8.01(d), 8.14 and 11.01 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         10.03 Non-Survival of Representations, Warranties and Covenants Following the Effective Time. Except for Articles III and IV and Sections 8.07, 8.08, 8.16 and 11.01, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 Expenses. Except as provided in Section 8.14, unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger and Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement.

         11.02 Entire Agreement; Parties in Interest. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.07, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any shareholder of First Houston), other than Sterling, Merger Subsidiary, First Houston and Houston National Bank or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.03 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Sterling, Merger Subsidiary, and First Houston; provided however, that the provisions hereof relating to the manner or basis in which shares of First Houston Common Stock or First Houston Preferred Stock will be exchanged for the Merger Consideration shall not be amended after the Shareholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of First Houston Capital Stock entitled to vote thereon.

         11.04 Waivers. Prior to or at the Effective Time, each of Sterling, Merger Subsidiary, and First Houston shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         11.05 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

         11.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         First Houston:      First Houston Bancshares, Inc.
                             5757 Memorial Drive
                             Houston, Texas 77007
                             Attention:  John B. Carter, Jr., Chairman
                             Telecopy: (713) 868-0958

         Copy to Counsel:    C. Thomas Scott
                             Chamberlain, Hrdlicka, White, Williams & Martin
                             1200 Smith Street, Suite 1400
                             Houston, Texas 77002
                             Telecopy: (713) 658-2553

         Sterling:           Sterling Bancshares, Inc.
                             15000 Northwest Freeway
                             Houston, Texas 77040
                             Attention:  George Martinez, Chairman
                             Telecopy:  (713) 849-5498

         Copy to Counsel:    Sterling Bancshares, Inc.
                             15000 Northwest Freeway
                             Houston, Texas 77040
                             Attention:  Michael A. Roy, General Counsel
                             Telecopy:  (713) 849-5498

         With a copy to:     Andrews & Kurth L.L.P.
                             Texas Commerce Tower
                             600 Travis, Suite 4200
                             Houston, Texas 77002
                             Attention: G. Michael O'Leary, Jr.
                             Telecopy: (713) 220-4593

         11.07 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations or any arbitration award hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

         11.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

         11.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

         11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.11 Severability. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         IN WITNESS WHEREOF, Sterling and First Houston have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              STERLING BANCSHARES, INC.


                              By:     /s/ George Martinez
                                 --------------------------------------------
                                    George Martinez, Chairman


                              SBI ACQUISITION CORP.


                              By:     /s/ George Martinez
                                 --------------------------------------------
                                    George Martinez, President


                              FIRST HOUSTON BANCSHARES, INC.


                              By:     /s/ John B. Carter, Jr.
                                 --------------------------------------------
                                    John B. Carter, Jr., Chairman


                              By:     /s/ Charles M. Neff, Jr.
                                 --------------------------------------------
                                    Charles M. Neff, Jr., President